Exhibit 10.29

XCEL ENERGY INC.
EXECUTIVE ANNUAL INCENTIVE AWARD SUBPLAN
pursuant to the
XCEL ENERGY INC. 2015 OMNIBUS INCENTIVE PLAN
ARTICLE 1.    STATUS OF THE SUBPLAN
This Xcel Energy Inc. Executive Annual Incentive Award Subplan (the “Subplan”) is considered a “subplan” of the Xcel Energy Inc. 2015 Omnibus Incentive Plan (the “Plan”) as such term is used in the Plan, and a successor plan to the Xcel Energy Inc. Executive Annual Incentive Award Plan. The terms and conditions of this Subplan shall be considered part of an Award Agreement under the Plan with respect to any Incentive Award to any Subplan Participant. Except as otherwise provided herein, any capitalized term used herein shall have the same meaning as given to the term in the Plan.
ARTICLE 2.    DEFINITIONS
2.1    “Incentive Award” means a Cash-Based Award under the Plan that is payable to a Participant pursuant to the terms of the Subplan, including such an Award that is intended to be Performance-Based Compensation.
2.2    "Participant" has the meaning set forth in Article 4 hereof.
2.3    "Payment Date" means the date following the conclusion of a particular Performance Period on which the Committee certifies that applicable performance goals have been satisfied and authorizes payment of Incentive Awards for such Performance Period.
2.4    "Stock" means the common stock, par value $2.50 per share, of the Company, and "Share" means a share of the Stock.
2.5    “Special Incentive Award” means an Incentive Award that is granted under this Subplan to a Covered Employee, is intended to be Performance-Based Compensation, and is subject to Article 15 of the Plan and Article 9 of this Subplan.
2.5    “Subplan” means this Executive Annual Incentive Subplan of the Company.
2.6    "Target Incentive Award" means the amount determined by multiplying a Participant's base salary as of the last day of the applicable Performance Period by a percentage designated by the Committee at the time the award is granted, which percentage need not be the same for each Participant.
ARTICLE 3.    ADMINISTRATION
The Subplan shall be administered by the Committee in accordance with Article 3 of the Plan, provided that with respect to any Award granted to an employee of the Company who is not an executive officer, a designee of the Committee may grant, administer and exercise discretion with respect to Awards. For Awards granted to such non-executive officers, all references to the Committee herein shall mean such designee.
ARTICLE 4.    ELIGIBILITY AND PARTICIPATION
The Committee shall determine for each Performance Period those officers and salaried employees of the Company and its Affiliates who shall be eligible to participate in the Subplan (the "Participants") for such Performance Period based upon such factors as the Committee shall determine. Participation in the Subplan in any Performance Period by any Participant shall not require continued participation by such Participant in any subsequent Performance Period.
ARTICLE 5.    DETERMINATION OF INCENTIVE AWARDS
Subject to Article 9 hereof, the amount and terms of each Incentive Award to a Participant and the Performance Period to which it relates shall be determined by and in the discretion of the Committee. The Committee will condition the earning and payment of an Incentive Award upon the attainment of one or more specified performance goals, measured over the applicable Performance Period, which may result in a payout which may be less than or greater than the Participant’s Target Incentive Award. Such performance goals may relate to the Participant or the Company, or any Affiliate, division or department of the Company or Affiliate for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, and may be different for each Participant. Incentive Awards may be payable in cash, Shares, Awards of Restricted Stock, or any combination thereof. Except as limited by the Plan and this Subplan with respect to Special Incentive Awards, the Committee may adjust the terms and conditions of Incentive Awards under the circumstances described in Section 21.2 of the Plan, including exercising the discretion to decrease the amount otherwise payable under an Incentive Award. Subject to any deferral election as provided in Section 11(a) of this Subplan, Incentive Awards determined to be earned and payable will be paid between January 1st and March 15th of the year following the last day of the applicable Performance Period.
ARTICLE 6.    ELECTIONS OF FORM OF PAYMENT OF INCENTIVE AWARDS
(a)As part of and to the extent provided in an Incentive Award, including a Special Incentive Award, at the time of grant under the Plan, the Committee may permit a Participant to elect, prior to the beginning of the Performance Period or at such other time, to receive the amount payable under the Incentive Award in (i) cash, (ii) Shares, (iii) an Award of Restricted Stock, or (iv) any combination thereof. Subject to the maximum amount payable to any Participant who is a Covered Employee as provided in Section 4.3 of the Plan or as specified by the Committee in connection with any Performance Period, to the extent a Participant elects to receive payment of an Incentive Award in Shares, the amount of the Incentive Award so payable shall be increased by five percent (5%), and to the extent a Participant elects to receive payment of an Incentive Award in an Award of Restricted Stock, the amount of the Incentive Award payable in Restricted Stock shall be increased by twenty percent (20%). The number of Shares comprising the payment of an Incentive Award in Shares or in an Award of Restricted Stock shall be determined based on the Fair Market Value of a Share on the applicable Payment Date.
(b)    An Award of Restricted Stock granted in payment of an Incentive Award shall be subject to such terms and conditions as the Committee shall determine consistent with the Plan, but shall be subject to at least the following:
(1)    Shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant, except by will or the laws of descent and distribution, prior to their applicable vesting date.

(2)    The vesting period of such a Restricted Stock Award shall commence on the Payment Date, which shall be the Grant Date of the Restricted Stock Award, and continue with respect to one-third of the Shares subject to the Restricted Stock Award until March 1 of each of the three calendar years next following the calendar year in which the Payment Date occurs.

(3)    Such a Restricted Stock Award shall vest on the applicable vesting dates or upon the occurrence of an earlier Change in Control or a Termination of Service of the Participant due to death or Disability.

(4)    Except as provided above, if a Participant experiences a Termination of Service during the vesting period applicable to such a Restricted Stock Award, all unvested Shares subject to such a Restricted Stock Award will be forfeited to Company.

ARTICLE 7.	TERMINATION OF SERVICE
If a Participant experiences a Termination of Service for any reason other than Cause during the Performance Period applicable to an Incentive Award, a prorated portion (based on the portion of the Performance Period occurring prior to the Participant’s Termination of Service) of the Incentive Award amount that would otherwise have been payable based on actual achievement of the applicable performance goals if the Participant had not experienced a Termination of Service shall be payable to the Participant in cash (notwithstanding any election pursuant to Article 6 to receive Shares or Restricted Stock). Notwithstanding the foregoing, if a Termination of Service during a Performance Period is due to a Participant's death or Disability, the prorated payout described above shall be based on the Participant’s Target Incentive Award amount. A Participant who experiences a Termination of Service other than for Cause after the end of a Performance Period but before the applicable Payment Date for the applicable Incentive Award shall be entitled to receive the payout amount with respect to such Incentive Period in cash and without regard to any election to the contrary pursuant to Article 6 to receive Shares or Restricted Stock.
ARTICLE 8.    AMENDMENT AND DISCONTINUANCE
The Board or the Committee shall have the right to amend, alter, discontinue or otherwise modify the Subplan or any Incentive Award hereunder from time to time in accordance with the provisions of Article 21 of the Plan applicable to Awards and Award Agreements thereunder.
ARTICLE 9.    SPECIAL INCENTIVE AWARDS
(a)The vesting and payment of Special Incentive Awards under the Plan to Participants who are Covered Employees for the applicable Performance Period shall be subject to the achievement of one or more pre-established, objective performance goals based on one or more of the Performance Measures set forth in Section 15.2 of the Plan. The Committee will select the applicable Performance Measure(s) and specify the performance goal(s) based on those Performance Measures for any Performance Period, specify in terms of an objective formula or standard the method for calculating the amount of a Special Incentive Award payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with a Special Incentive Award, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m).

(b)Any evaluation of performance against performance goals applicable to Special Incentive Awards may exclude the impact on reported financial results of the Company of any of the following events that occurs during a Performance Period if the Committee so designates when establishing such goals: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) changes in tax laws, accounting principles or other laws or provisions, (iv) reorganization or restructuring programs, (v) acquisitions or divestitures, (vi) foreign exchange gains and losses, and (g) gains and losses related to events that are considered unusual in nature or infrequently occurring under Accounting Standards Codification Topic 225.

(c)    The Committee shall have no discretion to increase the amount payable pursuant to Special Incentive Awards beyond the amount that would otherwise be payable upon attainment of the applicable performance goal(s). The Committee does, however, retain the discretion to decrease the amount payable pursuant to such Special Incentive Awards below the amount that would otherwise be payable upon attainment of the applicable performance goal(s), either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.

ARTICLE 10.	CHANGE IN CONTROL
Notwithstanding any other provision of this Subplan, (i) upon a Change in Control, each Participant who is employed by the Company or an Affiliate immediately before the Change in Control shall be entitled to receive a payment in cash equal to his or her Target Incentive Award (determined as if the Participant's base salary as of the day immediately preceding the date of the Change in Control were his or her base salary as of the last day of the Performance Period) for the Performance Period that includes the date of the Change in Control. Incentive Award payments made in connection with a Change in Control will be made within 30 days following the Change in Control.

ARTICLE 11.    OTHER PROVISIONS
(a)Subject to all the terms and conditions of the Company's Deferred Compensation Plan, a Participant may elect under such Deferred Compensation Plan to defer the receipt of the payment of Incentive Awards payable hereunder in cash.
(b)    This Subplan is subject to all the terms and conditions of the Plan, and to the extent there is any conflict or inconsistency between the terms of this Subplan and those of the Plan, the terms of the Plan shall control.